Exhibit 99.1
Liberty Latin America Reports Q3 2024 Results
Reported revenue of $1.1bn; sequential financial improvement
Positioned to accelerate financial performance in Q4
Delivered successful $1bn debt refinancing in C&W credit silo
Cultivated an FTTH Peruvian broadband investment with ~3m homes passed
Completed acquisition of mobile spectrum and prepaid subscribers in PR & USVI
Denver, Colorado - November 6, 2024: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced its financial and operating results for the three months (“Q3”) and nine months (“YTD”) ended September 30, 2024.
CEO Balan Nair commented, “We are continuing our strategy to connect communities and drive broadband and postpaid mobile penetration across our markets. We are encouraged by our transformation programs, which are increasingly gaining momentum and enabling us to connect with our customers through their channels of choice.”
“In the third quarter, our businesses in Costa Rica and Panama demonstrated continued operational execution, adding nearly 50,000 broadband and postpaid subscribers, roughly double the prior-year period. Although C&W Caribbean experienced adverse operational impacts from Hurricane Beryl during the quarter, financial performance was resilient, outperforming our expectations as we delivered sequential and year-over-year reported Adj. OIBDA growth.”
“Importantly, we grew Adj. OIBDA in Puerto Rico sequentially in the third quarter, however churn from the migration was higher than anticipated. We are seeing improved sales and customer sentiment. Our operating team is focused on the customer and growing our business back. In Q4, we expect to see acceleration in our Adj. OIBDA performance, but at this point, and given that the recovery is taking longer than previously anticipated, we no longer expect to achieve a monthly Adj. OIBDA of $45 million by year-end. As we look to 2025, the completion of our acquisition of spectrum and prepaid subscribers from Echostar will further underpin our growth prospects.”
“Additionally, we are highlighting an investment in Peru that we have been cultivating since 2021. This FTTH business, WOW, in which we own nearly 50%, passes 3 million homes and has been successful in driving broadband market share primarily in areas outside Lima.”
“Beyond our existing business, we are excited about the prospects for growth and value creation related to our announced submarine expansion with two strategic partners, connecting Colombia, Panama, Mexico and the USA. Together with our new landing station in Florida, we expect to see strong traffic growth driven by hyperscalers.”
“Turning to the fourth quarter, we plan to deliver a strong performance driven by B2B growth and further progress in the recovery of our Puerto Rican operations, and we aim to produce our strongest quarter in cash flow generation this year.”

Q3 Business Highlights
•C&W Caribbean: robust performance despite impacts from Hurricane Beryl
◦Flat YoY revenue performance, including $5m negative impact from Hurricane Beryl
◦YoY reported and rebased Adj. OIBDA growth of 5%
•C&W Panama: strong operating and financial progress
◦12,000 broadband and mobile postpaid additions
◦YoY Adj. OIBDA growth of 17%
•Liberty Networks: stable underlying performance
◦Growing recurring revenue across wholesale and enterprise businesses
◦Performance impacted by IRU amortization and contract timing
•Liberty Puerto Rico: turnaround underway
◦LOOP converged proposition launched in September 2024; improving NPS
◦Sequential Adj. OIBDA growth
•Liberty Costa Rica: continued subscriber momentum, postpaid base now above 1 million
◦Q3 postpaid net adds 23% higher YoY, over 125,000 adds LTM
◦Reported Q3 revenue and Adj. OIBDA growth
Financial and Operating Highlights

Financial Highlights	Q3 2024	Q3 2023	YoY Decline	YoY Rebased Decline[1]	YTD 2024	YTD 2023	YoY Decline	YoY Rebased Decline[1]

(USD in millions)
Revenue	$1,089	$1,126	(3%)	(4%)	$3,307	$3,348	(1%)	(2%)
Operating income (loss)	$(380)	$163	N.M.		$(176)	$405	N.M.
Adjusted OIBDA[2]	$403	$428	(6%)	(6%)	$1,166	$1,270	(8%)	(9%)
Property & equipment additions	$171	$187	(9%)		$485	$524	(7%)
As a percentage of revenue	16%	17%			15%	16%

Adjusted FCF before distributions to noncontrolling interest owners	$77	$33			$(80)	$55
Distributions to noncontrolling interest owners	$(12)	$—			$(23)	$(41)
Adjusted FCF[3]	$65	$33			$(102)	$14

Cash provided by operating activities	$178	$219			$358	$507
Cash used by investing activities	$(231)	$(161)			$(513)	$(453)
Cash used by financing activities	$47	$(122)			$(234)	$(255)
Amounts may not recalculate due to rounding.
N.M. – Not Meaningful.

Operating Highlights[4]	Q3 2024	Q2 2024

Total customers	1,947,400	1,966,300
Organic customer additions (losses)	(18,900)	900
Fixed RGUs	3,986,100	3,997,400
Organic RGU additions (losses)	(11,300)	19,300
Organic internet additions (losses)	(7,600)	8,900
Mobile subscribers	7,989,300	7,912,300
Organic mobile gains	9,400	20,800
Organic postpaid additions (losses)	(4,000)	8,100

Revenue Highlights
The following table presents (i) revenue of each of our segments and corporate operations for the periods indicated and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Nine months ended		Increase/(decrease)
	September 30,				September 30,
	2024	2023	%	Rebased %	2024	2023	%	Rebased %
	in millions, except % amounts

C&W Caribbean	$359.5	$360.5	—	—	$1,092.0	$1,070.6	2	2
C&W Panama	188.0	190.4	(1)	(1)	554.4	536.5	3	3
Liberty Networks	109.9	112.5	(2)	(2)	337.5	339.8	(1)	(2)
Liberty Puerto Rico	308.2	351.2	(12)	(13)	944.0	1,064.2	(11)	(12)
Liberty Costa Rica	145.5	134.6	8	5	445.0	399.0	12	5
Corporate	4.5	6.5	(31)	(31)	15.5	18.5	(16)	(16)
Eliminations	(26.4)	(29.9)	N.M.	N.M.	(81.8)	(81.1)	N.M.	N.M.
Total	$1,089.2	$1,125.8	(3)	(4)	3,306.6	$3,347.5	(1)	(2)
N.M. – Not Meaningful.
•Reported revenue for the three and nine months ended September 30, 2024 was 3% and 1% lower, respectively, as compared to the corresponding prior-year periods.
◦Reported revenue declined in Q3 primarily driven by an organic reduction in Liberty Puerto Rico, which was partly offset by organic growth in Liberty Costa Rica.
◦Reported revenue was lower YTD mostly due to reduced revenue in Liberty Puerto Rico, partly offset by: (1) net organic growth in Liberty Costa Rica, C&W Caribbean and C&W Panama and (2) net foreign exchange benefits of $26 million.
Q3 2024 Revenue Growth – Segment Highlights
•C&W Caribbean: revenue was flat on both a reported and rebased basis, year-over-year, as mobile revenue growth was offset by declines in fixed and B2B where we saw negative impacts from Hurricane Beryl in the quarter.
◦Fixed residential revenue declined by 3% on a reported and rebased basis. Performance was driven by a $5m negative impact related to Hurricane Beryl, primarily in Jamaica.

◦Mobile residential revenue increased by 7% on both a reported and rebased basis. Performance resulted from an organic increase of over 50,000 postpaid subscribers year-over-year, driven by our fixed-mobile convergence propositions, and higher prepaid ARPU following price increases. Prepaid subscriber additions in Jamaica were driven by demand prior to Hurricane Beryl.
◦B2B revenue was 3% and 2% lower, respectively, on a reported and rebased basis. The decrease was mainly driven by a reduction in fixed and managed services, mostly due to impacts related to Hurricane Beryl.
•C&W Panama: revenue was broadly stable, declining by 1% on a reported and rebased basis, year-over-year.
◦Fixed residential revenue was up 5%, driven by broadband RGU additions following expansion of our FTTH networks, products and commercial activities.
◦Mobile residential revenue grew by 9%, driven in part by improved prepaid ARPU as our products and promotions led to increased recharge activity as well as increased handset sales.
◦B2B revenue fell by 13% primarily due to lower revenue from government-related projects, some of which we anticipate to be executed in the fourth quarter.
•Liberty Networks: revenue declined by 2% on both a reported and rebased basis. The year-over-year decline was driven by lower wholesale network revenue associated with a reduction of $4 million in non-cash IRU revenue primarily due to lower amortization year-over-year. This was partly offset by higher enterprise revenue due primarily to continued growth in managed services and B2B connectivity.
•Liberty Puerto Rico: revenue was 12% and 13% lower on a reported and rebased basis, respectively, year-over-year. The rebased comparison includes the acquisition of Echostar's Puerto Rico and USVI prepaid mobile customer base on September 3, 2024, which contributed $3 million of revenue in each of the current and prior-period quarters.
◦Residential fixed revenue declined by 4% year-over-year, on both a reported and rebased basis, primarily due to lower ARPU caused by retention-related discounts. The year-over-year decline also includes the impact of credits issued to customers following Hurricane Ernesto, which impacted Puerto Rico in August 2024.
◦Residential mobile revenue was 21% and 22% lower compared to the prior-year period on a reported and rebased basis, respectively. This was driven by a reduction in mobile subscribers, year-over-year, impacted by disruption related to the migration of customers to our mobile network, and lower equipment sales due to the reduced customer base and higher volumes related to the iPhone 15 launch in 2023 as compared to the iPhone 16 launch in 2024.
◦B2B revenue declined by 5% year-over-year, on both a reported and rebased basis, primarily reflecting the cancellation of the FCC's Emergency Connectivity Fund (ECF) which led to a reduction of 74,000 mobile postpaid subs over the past year as well as a reduction in subscribers related to migration.
◦Other revenue declined by $2 million as compared to the prior-year quarter due to a reduction in revenue recognized on funds received from the FCC.
Sequentially, revenue was flat on a reported basis and prepaid subscribers grew organically for the second consecutive quarter.
•Liberty Costa Rica: revenue grew by 8% on a reported basis and 5% on a rebased basis, year-over-year. Reported performance benefited from a $5 million positive foreign exchange impact as the Costa Rican colon appreciated against the U.S. dollar. The strong year-over-year rebased performance was mainly driven by higher mobile revenue primarily due to postpaid subscriber growth.
Operating Income (loss)
•Operating income (loss) was ($380 million) and $163 million for the three months ended September 30, 2024 and 2023, respectively, and ($176 million) and $405 million for the nine months ended September 30, 2024 and 2023, respectively.
◦We reported operating losses during the three and nine months ended September 30, 2024, as compared to operating income during the corresponding periods in 2023, primarily due to (i) the impairment of the goodwill balance at Liberty Puerto Rico and (ii) declines in Adjusted OIBDA.
Adjusted OIBDA Highlights
The following table presents (i) Adjusted OIBDA of each of our reportable segments and our corporate category for the periods indicated and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase (decrease)		Nine months ended		Increase (decrease)
	September 30,				September 30,
	2024	2023	%	Rebased %	2024	2023	%	Rebased %
	in millions, except % amounts

C&W Caribbean	$157.7	$150.4	5	5	$465.3	$436.9	7	7
C&W Panama	68.7	58.5	17	17	190.3	161.0	18	18
Liberty Networks	59.3	64.2	(8)	(8)	181.6	200.0	(9)	(10)
Liberty Puerto Rico	88.2	116.4	(24)	(24)	228.4	381.6	(40)	(40)
Liberty Costa Rica	50.8	49.9	2	(1)	162.5	145.2	12	6
Corporate	(21.6)	(11.0)	(96)	(96)	(61.7)	(55.0)	(12)	(12)
Total	$403.1	$428.4	(6)	(6)	$1,166.4	$1,269.7	(8)	(9)

Operating income margin	(34.9)%	14.5%	(5.3)%	12.1%

Adjusted OIBDA margin	37.0%	38.1%	35.3%	37.9%

N.M. – Not Meaningful.
•Reported Adjusted OIBDA for the three and nine months ended September 30, 2024 decreased by 6% and 8%, respectively, as compared to the corresponding prior-year periods.
◦Reported Adjusted OIBDA declined in Q3 and YTD as organic reductions in Liberty Puerto Rico were partly offset by growth in C&W Panama and C&W Caribbean.

Q3 2024 Adjusted OIBDA Growth – Segment Highlights
•C&W Caribbean: Adjusted OIBDA increased by 5% on a reported and rebased basis. Our Adjusted OIBDA margin improved by over 200 basis points year-over-year to 43.9%.
•C&W Panama: Adjusted OIBDA increased by 17% on both a reported and rebased basis, driven by lower project-related costs and synergies from the Claro Panama acquisition.

•Liberty Networks: Adjusted OIBDA decreased by 8% on both a reported and rebased basis. Our rebased performance was driven primarily by the aforementioned non-cash related revenue decline in the quarter, and higher bad debt expense mostly driven by an adjustment for a large customer.
•Liberty Puerto Rico: Adjusted OIBDA declined by 24% on a reported and rebased basis. The performance was driven primarily by the net impact of our aforementioned revenue decline, and lower direct costs, primarily due to lower handset sales. TSA and integration costs related to the migration were $3 million in the quarter.
•Liberty Costa Rica: Adjusted OIBDA grew by 2% and declined by 1% on a reported and rebased basis, respectively. Rebased performance resulted from the aforementioned revenue growth being more than offset by higher direct costs, and operating costs related to bad debt expense, mainly associated with installment plans on equipment sales, and higher operating lease expense associated with an increase in tower leases.
Net Earnings (Loss) Attributable to Shareholders
•Net earnings (loss) attributable to shareholders was ($436 million) and ($479 million) for the three and nine months ended September 30, 2024, respectively, and $60 million and $29 million for the three and nine months ended September 30, 2023, respectively.

Property & Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions (P&E Additions) for the indicated periods and reconciles to cash paid for capital expenditures, net.

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
	USD in millions

Customer Premises Equipment	$32.2	$45.8	$119.5	$137.3
New Build & Upgrade	34.4	39.9	102.1	102.5
Capacity	23.0	24.5	72.6	70.1
Baseline	64.1	58.2	154.1	166.9
Product & Enablers	17.0	18.8	36.9	47.5
Property & equipment additions	170.7	187.2	485.2	524.3
Assets acquired under capital-related vendor financing arrangements	(45.4)	(45.8)	(117.5)	(117.7)
Changes in current liabilities related to capital expenditures and other	1.2	8.4	9.0	16.3
Capital expenditures, net	$126.5	$149.8	$376.7	$422.9

Property & equipment additions as % of revenue	15.7%	16.6%	14.7%	15.7%

Property & Equipment Additions:
C&W Caribbean	$51.2	$55.6	$150.6	$173.8
C&W Panama	26.9	37.3	74.9	82.8
Liberty Networks	9.8	13.2	36.2	37.1
Liberty Puerto Rico	45.9	56.7	135.8	158.4
Liberty Costa Rica	23.3	15.9	55.3	46.2
Corporate	13.6	8.5	32.4	26.0
Property & equipment additions	$170.7	$187.2	$485.2	$524.3

Property & Equipment Additions as a Percentage of Revenue by Reportable Segment:
C&W Caribbean	14.2%	15.4%	13.8%	16.2%
C&W Panama	14.3%	19.6%	13.5%	15.4%
Liberty Networks	8.9%	11.7%	10.7%	10.9%
Liberty Puerto Rico	14.9%	16.1%	14.4%	14.9%
Liberty Costa Rica	16.0%	11.8%	12.4%	11.6%

New Build and Homes Upgraded by Reportable Segment[1]:
C&W Caribbean	24,000	32,900	87,800	116,300
C&W Panama	6,700	41,200	37,100	94,000
Liberty Puerto Rico	9,100	16,900	38,500	41,400
Liberty Costa Rica	94,600	10,200	137,500	33,200
Total	134,400	101,200	300,900	284,900
1.Table excludes Liberty Networks as that segment only provides B2B-related services.

Summary of Debt, Finance Lease Obligations and Cash & Cash Equivalents
The following table details the U.S. dollar equivalent balances of the outstanding principal amounts of our debt and finance lease obligations, and cash and cash equivalents at September 30, 2024:

	Debt	Finance lease obligations	Debt and finance lease obligations	Cash, cash equivalents and restricted cash related to debt
	in millions

Liberty Latin America[1]	$2.7	$—	$2.7	$74.2
C&W2	4,970.1	—	4,970.1	479.0
Liberty Puerto Rico[3]	2,778.0	4.7	2,782.7	39.7
Liberty Costa Rica	456.0	—	456.0	8.7
Total	$8,206.8	$4.7	$8,211.5	$601.6

Consolidated Leverage and Liquidity Information:			September 30, 2024	June 30, 2024

Consolidated debt and finance lease obligations to operating income (loss) ratio			(15.3)x	20.0x
Consolidated net debt and finance lease obligations to operating income (loss) ratio			(14.2)x	18.5x
Consolidated gross leverage ratio[4]			5.2x	5.3x
Consolidated net leverage ratio[4]			4.8x	4.9x
Weighted average debt tenor[5]			3.6 years	3.9 years
Fully-swapped borrowing costs			6.1%	6.0%
Unused borrowing capacity (in millions)[6]			$710.1	$843.3
1.Represents the aggregate amount held by subsidiaries of Liberty Latin America that are outside our borrowing groups.
2.Represents the C&W borrowing group, including the C&W Caribbean, Liberty Networks and C&W Panama reportable segments.
3.Cash amount includes restricted cash that serves as collateral against certain letters of credit associated with the funding received from the FCC to continue to expand and improve our fixed network in Puerto Rico.
4.Consolidated leverage ratios are non-GAAP measures. For additional information, including definitions of our consolidated leverage ratios and required reconciliations, see Non-GAAP Reconciliations below.
5.For purposes of calculating our weighted average tenor, total debt excludes vendor financing, debt related to the Tower Transactions, other debt and finance lease obligations.
6.At September 30, 2024, the full amount of unused borrowing capacity under our subsidiaries' revolving credit facilities was available to be borrowed, both before and after completion of the September 30, 2024 compliance reporting requirements.

Quarterly Subscriber Variance

	Fixed and Mobile Subscriber Variance Table — September 30, 2024 vs June 30, 2024
	Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

C&W Caribbean:
Jamaica	700	(9,800)	(2,300)	(8,800)	(8,900)	(20,000)	16,300	2,100	18,400
The Bahamas	—	(400)	200	300	(400)	100	(4,800)	(200)	(5,000)
Trinidad and Tobago	—	(1,900)	(400)	(1,400)	200	(1,600)	—	—	—
Barbados	—	(300)	(300)	—	(700)	(1,000)	(200)	1,000	800
Other[1]	(4,500)	(4,700)	(2,100)	(3,200)	(2,200)	(7,500)	(1,200)	2,300	1,100
Total C&W Caribbean	(3,800)	(17,100)	(4,900)	(13,100)	(12,000)	(30,000)	10,100	5,200	15,300
C&W Panama	5,200	400	(4,600)	6,100	6,000	7,500	1,500	6,100	7,600
Total C&W	1,400	(16,700)	(9,500)	(7,000)	(6,000)	(22,500)	11,600	11,300	22,900
Liberty Puerto Rico	3,400	(5,500)	(1,300)	(4,600)	4,600	(1,300)	2,500	(48,400)	(45,900)
Liberty Costa Rica	29,300	3,300	3,900	4,000	4,600	12,500	(700)	33,100	32,400
Total Organic Change	34,100	(18,900)	(6,900)	(7,600)	3,200	(11,300)	13,400	(4,000)	9,400

Q3 2024 Adjustments:
C&W Caribbean - Jamaica[2]	—	—	—	—	—	—	(13,500)	—	(13,500)
Liberty Puerto Rico[3]	—	—	—	—	—	—	81,100	—	81,100
Total Q3 2024 Adjustments:	—	—	—	—	—	—	67,600	—	67,600

Net additions (losses)	34,100	(18,900)	(6,900)	(7,600)	3,200	(11,300)	81,000	(4,000)	77,000
1.The decrease in homes passed at the other C&W Caribbean markets is due to Hurricane Beryl, which resulted in the loss of 4,700 homes passed during Q3 2024.
2.Jamaica prepaid adjustment relates to mobile 2G shutdown, which was completed during the third quarter of 2024.
3.Liberty Puerto Rico adjustment relates to the addition of mobile subscribers on September 3, 2024 related to the close of the acquisition of spectrum and prepaid subscribers in Puerto Rico and USVI from EchoStar.

ARPU per Customer Relationship
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended			FX-Neutral[1]
	September 30, 2024	June 30, 2024	% Change	% Change
Reportable Segment:
C&W Caribbean	$48.06	$49.38	(3%)	(2%)
C&W Panama	$38.78	$37.79	3%	3%
Liberty Puerto Rico	$71.60	$73.05	(2%)	(2%)
Liberty Costa Rica[2]	$41.85	$43.33	(3%)	(2%)
Cable & Wireless Borrowing Group	$45.78	$46.58	(2%)	(2%)
Mobile ARPU
The following table provides ARPU per mobile subscriber for the indicated periods:

	Three months ended			FX-Neutral[1]
	September 30, 2024	June 30, 2024	% Change	% Change

Reportable Segment:
C&W Caribbean	$15.62	$14.78	6%	6%
C&W Panama	$12.28	$12.19	1%	1%
Liberty Puerto Rico[3,4]	$40.72	$39.75	2%	2%
Liberty Costa Rica[5]	$7.01	$7.11	(1%)	—%
Cable & Wireless Borrowing Group	$13.96	$13.52	3%	3%
1.The FX-Neutral change represents the percentage change on a sequential basis adjusted for FX impacts and is calculated by adjusting the current-period figures to reflect translation at the foreign currency rates used to translate the prior quarter amounts.
2.The ARPU per customer relationship amounts in Costa Rican colones for the three months ended September 30, 2024 and June 30, 2024 were CRC 21,888 and CRC 22,261, respectively.
3.The mobile ARPU amount for the three months ended June 30, 2024 excludes the impact of 39,300 ECF subscribers that were disconnected on April 1.
4.The mobile ARPU for the three months ended June 30, 2024 does not include the revenue and mobile subscribers associated with the LPR Acquisition (acquisition of spectrum and prepaid subscribers in Puerto Rico and USVI from EchoStar) as the LPR Acquisition closed on September 3, 2024. Excluding the LPR Acquisition, ARPU would have increased sequentially by 3% on a reported and FX-Neutral basis during the three months ended September 30, 2024.
5.The mobile ARPU amount in Costa Rican colones for the three months ended September 30, 2024 and June 30, 2024 were CRC 3,666 and CRC 3,652, respectively.

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategies, priorities and objectives, performance, guidance and growth expectations; our digital strategy, product innovation and commercial plans and projects; subscriber growth; expectations on demand for connectivity in the region; the recovery by our Puerto Rico operations; the anticipated benefits of our acquisition of spectrum and prepaid subscribers in Puerto Rico and USVI from EchoStar, our FTTH broadband investment in Peru and our announced submarine expansion with two strategic partners, connecting Colombia, Panama, Mexico and the USA; the strength of our balance sheet and tenor of our debt; our share repurchase program; the impact of Hurricane Beryl on our business; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, political or social events, and pandemics, such as COVID-19, the uncertainties surrounding such events, the ability and cost to restore networks in the markets impacted by hurricanes or generally to respond to any such events; the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the ability to obtain regulatory approvals and satisfy the other conditions to closing with respect to the transaction with Millicom in Costa Rica; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands BTC, Flow, Liberty and Más Móvil. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects approximately 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations    Corporate Communications
Kunal Patel    ir@lla.com     Kim Larson    llacommunications@lla.com

Footnotes
1.Rebased growth rates are a non-GAAP measure. The indicated growth rates are rebased for the estimated impacts of FX and acquisition. See Non-GAAP Reconciliations below.
2.Consolidated Adjusted OIBDA is a non-GAAP measure. For the definition of Adjusted OIBDA and required reconciliations, see Non-GAAP Reconciliations below.
3.Adjusted Free Cash Flow (“Adjusted FCF”) is a non-GAAP measure. For the definition of Adjusted FCF and required reconciliations, see Non-GAAP Reconciliations below.
4.See Glossary for the definition of RGUs and mobile subscribers. Organic figures exclude RGUs and mobile subscribers of acquired entities at the date of acquisition and other non-organic adjustments, but include the impact of changes in RGUs and mobile subscribers from the date of acquisition. All subscriber / RGU additions or losses refer to net organic changes, unless otherwise noted.

Additional Information | Cable & Wireless Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated C&W basis, for the periods indicated, in accordance with U.S. GAAP.

	Three months ended
	September 30,		Change	Rebased change[1]
	2024	2023
	in millions, except % amounts

Revenue	$636.5	$640.9	(1%)	—%

Operating income	$94.4	$90.2	5%

Adjusted OIBDA	$286.5	$273.4	5%	5%

Property & equipment additions	$87.9	$106.0	(17%)

Operating income as a percentage of revenue	14.8%	14.1%

Adjusted OIBDA as a percentage of revenue	45.0%	42.7%

Proportionate Adjusted OIBDA	$237.9	$230.7

	Nine months ended
	September 30,		Change	Rebased change[1]
	2024	2023
	in millions, except % amounts

Revenue	$1,919.1	$1,882.6	2%	2%

Operating income	$272.8	$205.0	33%

Adjusted OIBDA	$837.6	$798.1	5%	7%

Property & equipment additions	$261.7	$293.6	(11%)

Operating income as a percentage of revenue	14.2%	10.9%

Adjusted OIBDA as a percentage of revenue	43.6%	42.4%

Proportionate Adjusted OIBDA	$697.2	$677.5
1.    Indicated growth rates are rebased for the estimated impacts of FX.

The following table details the U.S. dollar equivalent of the nominal amount outstanding of C&W's third-party debt and cash and cash equivalents:

		September 30,	June 30,
	Facility Amount	2024	2024
	in millions
Credit Facilities:
Revolving Credit Facility due 2027 (Adjusted Term SOFR + 3.25%)	$580.0	$110.0	$—
Term Loan Facility B-5 due 2028 (Adjusted Term SOFR + 2.25%)	$1,510.0	1,510.0	1,510.0
Term Loan Facility B-6 due 2029 (Adjusted Term SOFR + 3.00%)	$590.0	590.0	590.0
Total Senior Secured Credit Facilities		2,210.0	2,100.0
4.25% CWP Term Loan due 2028	$435.0	435.0	435.0
Regional and other debt		124.6	125.2
Total Credit Facilities		2,769.6	2,660.2
Notes:
5.75% USD Senior Secured Notes due 2027	$495.0	495.0	495.0
6.875% USD Senior Notes due 2027	$1,220.0	1,220.0	1,220.0
Total Notes		1,715.0	1,715.0
Vendor financing and Tower Transactions		485.5	458.7
Total third-party debt		4,970.1	4,833.9
Less: premiums, discounts and deferred financing costs, net		(24.3)	(22.8)
Total carrying amount of third-party debt		4,945.8	4,811.1
Less: cash and cash equivalents		(479.0)	(465.7)
Net carrying amount of third-party debt		$4,466.8	$4,345.4

•At September 30, 2024, our third-party total and proportionate net debt was $4.5 billion and $4.2 billion, respectively, our Fully-swapped Borrowing Cost was 5.5%, and the average tenor of our debt obligations (excluding vendor financing and debt related to the Tower Transactions) was approximately 3.3 years.
•Our portion of Adjusted OIBDA, after deducting the noncontrolling interests' share, (“Proportionate Adjusted OIBDA”) was $238 million for Q3 2024.
•C&W's Covenant Proportionate Net Leverage Ratio was 4.0x, which is calculated by annualizing the last two quarters of Covenant EBITDA in accordance with C&W's Credit Agreement.
•At September 30, 2024, we had maximum undrawn commitments of $534 million, including $80 million under our regional facilities. At September 30, 2024, the full amount of unused borrowing capacity under our credit facilities (including regional facilities) was available to be borrowed, both before and after completion of the September 30, 2024 compliance reporting requirements.
•In September 2024, an extension agreement was executed on the C&W Revolving Credit Facility which extends the maturity date to: (i) July 31, 2027 upon the refinancing of the 2027 C&W Senior Secured Notes and 2027 C&W Senior Notes in full, (ii) then April 15, 2029, upon the refinancing of the C&W Term Loan B-5 Facility and (iii) then September 24, 2029, upon the refinancing of the C&W Term Loan B-6 Facility.
•In October 2024, C&W issued $1 billion principal amount of 7.125% senior secured notes due October 15, 2032. The 2032 C&W Senior Secured Notes were issued at par. The proceeds from the 2032 C&W Senior Secured Notes were primarily used to (i) fully repay $495 million of the 2027 C&W Senior Secured Notes and (ii) repay $485 million of the 2027 C&W Senior Notes.

Liberty Puerto Rico (LPR) Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated Liberty Puerto Rico basis, for the periods indicated, in accordance with U.S. GAAP:

	Three months ended
	September 30,		Change	Rebased change[1]
	2024	2023
	in millions, except % amounts

Revenue	$308.2	$351.2	(12)%	(13)%

Operating income (loss)	$(486.6)	$48.4	(1105)%

Adjusted OIBDA	$88.2	$116.4	(24)%	(24)%

Property & equipment additions	$45.9	$56.7	(19)%

Operating income (loss) as a percentage of revenue	(157.9)%	13.8%

Adjusted OIBDA as a percentage of revenue	28.6%	33.1%

	Nine months ended
	September 30,		Change	Rebased change[1]
	2024	2023
	in millions, except % amounts

Revenue	$944.0	$1,064.2	(11)%	(12)%

Operating income (loss)	$(515.1)	$165.5	(411)%

Adjusted OIBDA	$228.4	$381.6	(40)%	(40)%

Property & equipment additions	$135.8	$158.4	(14)%

Operating income (loss) as a percentage of revenue	(54.6)%	15.6%

Adjusted OIBDA as a percentage of revenue	24.2%	35.9%
1.    Indicated growth rates are rebased for the estimated impacts of an acquisition.

The following table details the nominal amount outstanding of Liberty Puerto Rico's third-party debt, finance lease obligations and cash and cash equivalents:

		September 30,	June 30,
	Facility amount	2024	2024
	in millions

Credit Facilities:
Revolving Credit Facility due 2027 (Adjusted Term SOFR + 3.50%)	$172.5	$50.0	$25.0
Term Loan Facility due 2028 (Adjusted Term SOFR + 3.75%)	$620.0	620.0	620.0
Total Senior Secured Credit Facilities		670.0	645.0
Notes:
6.75% Senior Secured Notes due 2027	$1,161.0	1,161.0	1,161.0
5.125% Senior Secured Notes due 2029	$820.0	820.0	820.0
Total Notes		1,981.0	1,981.0
Vendor financing, Tower Transactions and other		127.0	81.6
Finance lease obligations		4.7	5.2
Total debt and finance lease obligations		2,782.7	2,712.8
Less: premiums and deferred financing costs, net		(18.4)	(19.2)
Total carrying amount of debt		2,764.3	2,693.6
Less: cash, cash equivalents and restricted cash related to debt[1]		(39.7)	(31.8)
Net carrying amount of debt		$2,724.6	$2,661.8
1.Cash amounts include restricted cash that serves as collateral against certain letters of credit associated with funding received from the FCC to continue to expand and improve our fixed network in Puerto Rico.
•At September 30, 2024, our Fully-swapped Borrowing Cost was 6.2% and the average tenor of our debt (excluding vendor financing, debt related to the Tower Transactions and other debt) was approximately 3.8 years.
•LPR's Covenant Consolidated Net Leverage Ratio was 7.4x, which is calculated by annualizing the last two quarters of Covenant EBITDA in accordance with LPR’s Group Credit Agreement.
•At September 30, 2024, we had maximum undrawn commitments of $123 million. At September 30, 2024, the full amount of unused borrowing capacity under our revolving credit facility was available to be borrowed, both before and after completion of the September 30, 2024 compliance reporting requirements.
•Subsequent to September 30, 2024, we borrowed $20 million on the LPR Revolving Credit Facility.

Liberty Costa Rica Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated Liberty Costa Rica basis, for the periods indicated, in accordance with U.S. GAAP:

	Three months ended
	September 30,		Change
	2024	2023
	CRC in billions, except % amounts

Revenue	76.1	72.7	5%

Operating income	12.9	16.0	(19%)

Adjusted OIBDA	26.6	26.9	(1%)

Property & equipment additions	12.3	8.6	43%

Operating income as a percentage of revenue	17.0%	22.0%

Adjusted OIBDA as a percentage of revenue	35.0%	37.0%

	Nine months ended
	September 30,		Change
	2024	2023
	CRC in billions, except % amounts

Revenue	230.0	218.4	5%

Operating income	44.5	37.4	19%

Adjusted OIBDA	84.0	79.4	6%

Property & equipment additions	28.7	25.2	14%

Operating income as a percentage of revenue	19.3%	17.1%

Adjusted OIBDA as a percentage of revenue	36.5%	36.4%

The following table details the borrowing currency and Costa Rican colón equivalent of the nominal amount outstanding of Liberty Costa Rica's third-party debt and cash and cash equivalents:

	September 30,		June 30,
	2024		2024
	Borrowing currency in millions	CRC equivalent in billions

10.875% Term Loan A Facility due 2031[1]	$50.0	26.0	26.3
10.875% Term Loan B Facility due 2031[1]	$400.0	207.9	210.6
Revolving Credit Facility due 2028 (Term SOFR[2] + 4.25%)	$6.0	3.1
Total debt		237.0	236.9
Less: deferred financing costs		(6.7)	(7.0)
Total carrying amount of debt		230.3	229.9
Less: cash and cash equivalents		(4.5)	(5.2)
Net carrying amount of debt		225.8	224.7

Exchange rate (CRC to $)		519.8	526.5
1.    From July 15, 2028 and thereafter, the interest rate is subject to increase by 0.125% per annum for each of the two Sustainability Performance Targets (as defined in the credit agreement) not achieved by Liberty Costa Rica by no later than December 31, 2027.
2.    Forward-looking term rate based on SOFR as published by CME Group Benchmark Administration Limited.

•At September 30, 2024, our Fully-swapped Borrowing Cost was 10.9% and the average tenor of our debt was approximately 6.2 years.
•LCR's Covenant Consolidated Net Leverage Ratio was 2.2x, which is calculated by annualizing the last two quarters of Covenant EBITDA in accordance with LCR’s Credit Agreement.
•At September 30, 2024, we had maximum undrawn commitments of $54 million (CRC 28 billion). At September 30, 2024, the full amount of unused borrowing capacity under our revolving credit facility was available to be borrowed, both before and after completion of the September 30, 2024 compliance reporting requirements.
•Subsequent to September 30, 2024, we repaid $6 million (CRC 3 billion) on the LCR Revolving Credit Facility.

Subscriber Table

	Consolidated Operating Data — September 30, 2024
	Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

C&W Caribbean:
Jamaica	744,700	345,800	125,500	332,700	328,100	786,300	1,092,100	123,100	1,215,200
The Bahamas	125,700	32,600	7,800	26,600	31,600	66,000	128,500	25,500	154,000
Trinidad and Tobago	341,700	141,600	96,400	125,500	88,500	310,400	—	—	—
Barbados	140,400	85,100	38,500	78,900	67,600	185,000	79,700	53,100	132,800
Other	384,400	212,400	68,900	190,300	106,900	366,100	312,200	138,700	450,900
Total C&W Caribbean	1,736,900	817,500	337,100	754,000	622,700	1,713,800	1,612,500	340,400	1,952,900
C&W Panama	975,200	268,000	168,900	251,900	239,200	660,000	1,503,800	414,000	1,917,800
Total C&W	2,712,100	1,085,500	506,000	1,005,900	861,900	2,373,800	3,116,300	754,400	3,870,700
Liberty Puerto Rico [1]	1,184,500	576,200	230,800	545,500	280,000	1,056,300	178,800	691,200	870,000
Liberty Costa Rica [2]	816,400	285,700	192,100	273,100	90,800	556,000	2,246,000	1,002,600	3,248,600
Total	4,713,000	1,947,400	928,900	1,824,500	1,232,700	3,986,100	5,541,100	2,448,200	7,989,300

1.Postpaid mobile subscribers include 136,400 CRUs.
2.Our homes passed in Liberty Costa Rica include 54,000 homes on a third-party network that provides us long-term access.

Glossary
Adjusted OIBDA Margin – Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales and late fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO fixed services by the average of the opening and closing balances for customer relationships for the indicated period. ARPU per average mobile subscriber is calculated by dividing the average monthly mobile service revenue by the average of the opening and closing balances for mobile subscribers for the indicated period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per average RGU is calculated by dividing the average monthly subscription revenue from the applicable residential fixed service by the average of the opening and closing balances of the applicable RGUs for the indicated period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
Consolidated Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt outstanding (including liabilities related to vendor financing, debt related to the Tower Transactions, other debt and finance lease obligations) to annualized operating income from the most recent two consecutive fiscal quarters.
Consolidated Net Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt outstanding (including liabilities related to vendor financing, debt related to the Tower Transactions, other debt and finance lease obligations) less cash, cash equivalents and restricted cash related to debt to annualized operating income from the most recent two consecutive fiscal quarters.
CRU – Corporate responsible user.
Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our debt (excluding finance leases and including vendor financing obligations, debt related to the Tower Transactions and other debt), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results.
Internet (Broadband) RGU – A home, residential multiple dwelling unit or commercial unit that receives internet services over our network.
Leverage – Our gross and net leverage ratios, each a non-GAAP measure, are defined as total debt (total principal amount of debt outstanding, including liabilities related to vendor financing, debt related to the Tower Transactions, other debt and finance lease obligations, net of projected derivative principal-related cash payments (receipts)) and net debt to annualized Adjusted OIBDA of the latest two quarters. Net debt is defined as total debt less cash, cash equivalents and restricted cash related to debt. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.

Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. Our Liberty Puerto Rico segment prepaid subscriber count includes mobile reseller subscribers, which represent organizations that purchase minutes and data at wholesale prices and subsequently resell it under the purchaser's brand name. These reseller subscribers result in a significantly lower ARPU than the remaining subscribers included in our prepaid balance. Additionally, our Liberty Puerto Rico segment postpaid subscriber count includes CRUs, which represent an individual receiving mobile services through an organization that has entered into a contract for mobile services with us and where the organization is responsible for the payment of the CRU’s mobile services.
NPS – Net promoter score.
Property and Equipment Addition Categories
•Customer Premises Equipment: Includes capitalizable equipment and labor, materials and other costs directly associated with the installation of such CPE;
•New Build & Upgrade: Includes capitalizable costs of network equipment, materials, labor and other costs directly associated with entering a new service area and upgrading our existing network;
•Capacity: Includes capitalizable costs for network capacity required for growth and services expansions from both existing and new customers. This category covers Core and Access parts of the network and includes, for example, fiber node splits, upstream/downstream spectrum upgrades and optical equipment additions in our international backbone connections;
•Baseline: Includes capitalizable costs of equipment, materials, labor and other costs directly associated with maintaining and supporting the business. Relates to areas such as network improvement, property and facilities, technical sites, information technology systems and fleet; and
•Product & Enablers: Discretionary capitalizable costs that include investments (i) required to support, maintain, launch or innovate in new customer products, and (ii) in infrastructure, which drive operational efficiency over the long term.
Proportionate Net Leverage Ratio (C&W) – Calculated in accordance with C&W's Credit Agreement, taking into account the ratio of outstanding indebtedness (subject to certain exclusions) less cash and cash equivalents to EBITDA (subject to certain adjustments) for the last two quarters annualized, with both indebtedness and EBITDA reduced proportionately to remove any noncontrolling interests' share of the C&W group.
Revenue Generating Unit (RGU) – RGU is separately a video RGU, internet RGU or telephony RGU. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Puerto Rico subscribed to our video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. RGUs are generally counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled video, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as RGUs during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
SOHO – Small office/home office customers.
Telephony RGU – A home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony RGUs exclude mobile subscribers.

Tower Transactions – Transactions entered into during 2023 associated with certain of our mobile towers across various markets that (i) have terms of 15 or 20 years and did not meet the criteria to be accounted for as a sale and leaseback and (ii) also include "build to suit" sites that we are obligated to construct over the next 5 years.
U.S. GAAP – Generally accepted accounting principles in the United States.
Video RGU – A home, residential multiple dwelling unit or commercial unit that receives our video service over our network, primarily via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Video RGUs that are not counted on an EBU basis are generally counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one RGU.
Additional General Notes
Most of our operations provide telephony, broadband internet, mobile data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO customers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHO customers, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs and SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO customers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.
Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Puerto Rico. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.
While we take appropriate steps to ensure that subscriber and homes passed statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber and homes passed counting process. We periodically review our subscriber and homes passed counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber and homes passed statistics based on those reviews.

Non-GAAP Reconciliations
We include certain financial measures in this press release that are considered non-GAAP measures, including (i) Adjusted OIBDA and Adjusted OIBDA Margin, each on a consolidated basis, (ii) Adjusted Free Cash Flow, (iii) rebased revenue and rebased Adjusted OIBDA growth rates, and (iv) consolidated leverage ratios. The following sections set forth reconciliations of the nearest GAAP measure to our non-GAAP measures, as well as information on how and why management of the Company believes such information is useful to an investor.
Adjusted OIBDA
On a consolidated basis, Adjusted OIBDA, a non-GAAP measure, is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Adjusted OIBDA is also a key factor that is used by our internal decision makers to determine how to allocate resources to segments. As we use the term, Adjusted OIBDA is defined as operating income or loss before share-based compensation and other Employee Incentive Plan-related expense, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted OIBDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our Adjusted OIBDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted OIBDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income. A reconciliation of our operating income or loss to total Adjusted OIBDA is presented in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
	in millions

Operating income (loss)	$(379.6)	$162.7	$(176.0)	$404.7
Share-based compensation and other Employee Incentive Plan-related expense[1]	15.9	24.1	58.9	77.8
Depreciation and amortization	245.4	230.5	729.9	705.6
Impairment, restructuring and other operating items, net	521.4	11.1	553.6	81.6
Adjusted OIBDA	$403.1	$428.4	$1,166.4	$1,269.7

Operating income (loss) margin[2]	(34.9)%	14.5%	(5.3)%	12.1%

Adjusted OIBDA margin[3]	37.0%	38.1%	35.3%	37.9%
1.Includes expense associated with our LTVP, the vesting of which can be settled in either common shares or cash at the discretion of Liberty Latin America’s Compensation Committee.
2.Calculated by dividing operating income or (loss) by total revenue for the applicable period.
3.Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.

Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted Free Cash Flow (Adjusted FCF), a non-GAAP measure, as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, (ii) expenses financed by an intermediary, (iii) proceeds received in connection with handset receivables securitization, (iv) insurance recoveries related to damaged and destroyed property and equipment and (v) certain net interest payments or receipts incurred or received, including associated derivative instrument payments and receipts, in advance of a significant acquisition, less (a) capital expenditures, net, (b) principal payments on amounts financed by vendors and intermediaries, (c) principal payments on finance leases, (d) repayments made associated with a handset receivables securitization, and (e) distributions to noncontrolling interest owners. We believe that our presentation of Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our consolidated statements of cash flows.
The following table provides the reconciliation of our net cash provided by operating activities to Adjusted FCF for the indicated period:

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
	in millions

Net cash provided by operating activities	$177.5	$218.5	$357.7	$506.5
Cash payments for direct acquisition and disposition costs	1.7	1.5	5.0	5.0
Expenses financed by an intermediary[1]	63.8	38.4	144.6	132.3
Capital expenditures, net	(126.5)	(149.8)	(376.7)	(422.9)
Principal payments on amounts financed by vendors and intermediaries	(84.0)	(75.5)	(236.0)	(164.9)
Principal payments on finance leases	(0.2)	(0.2)	(0.7)	(0.7)
Proceeds from handset receivables securitization, net	45.0	—	26.6	—
Adjusted FCF before distributions to noncontrolling interest owners	77.3	32.9	(79.5)	55.3
Distributions to noncontrolling interest owners	(11.8)	—	(22.5)	(41.2)
Adjusted FCF	$65.5	$32.9	$(102.0)	$14.1
1.For purposes of our condensed consolidated statements of cash flows, expenses financed by an intermediary, including value-added taxes, are treated as operating cash outflows and financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we add back the operating cash outflows when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

Rebase Information
Rebase growth rates are a non-GAAP measure. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the current year, we have adjusted our historical revenue and Adjusted OIBDA to include an estimate of the pre-acquisition amounts of acquired businesses, to the same extent they are included in the current year. The business that we acquired impacting the comparative periods relates to the LPR Acquisition (acquisition of spectrum and prepaid subscribers in Puerto Rico and USVI from EchoStar), which was completed on September 3, 2024.
In addition, we reflect the translation of our rebased amounts for the prior-year periods at the applicable average foreign currency exchange rates that were used to translate our results for the corresponding current-year periods.

We have reflected the revenue and Adjusted OIBDA of the acquired entities in our prior-year rebased amounts based on what we believe to be the most reliable information that is currently available to us (in the case of the LPR Acquisition, an estimated carve-out of revenue and Adjusted OIBDA associated with the acquired business), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired entities during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present their revenue and Adjusted OIBDA on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted OIBDA that would have occurred if this transaction had occurred on the date assumed for purposes of calculating our rebased amounts or the revenue and Adjusted OIBDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis and should be viewed as measures of operating performance that are a supplement to, and not a substitute for, U.S. GAAP reported growth rates.

The following tables provide the aforementioned adjustments made to the revenue and Adjusted OIBDA amounts for the periods indicated, to derive our rebased growth rates. Due to rounding, certain rebased growth rate percentages may not recalculate.

In the tables set forth below:
•reported percentage changes are calculated as current period measure, as applicable, less prior-period measure divided by prior-period measure; and
•rebased percentage changes are calculated as current period measure, as applicable, less rebased prior-period measure divided by rebased prior-period measure.

The following tables set forth the reconciliation from reported revenue to rebased revenue and related change calculations.

	Three months ended September 30, 2023
	C&W Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	Corporate	Intersegment eliminations	Total
	In millions

Revenue – Reported	$360.5	$190.4	$112.5	$351.2	$134.6	$6.5	$(29.9)	$1,125.8
Rebase adjustment:
Acquisition	—	—	—	2.9	—	—	—	2.9
Foreign currency	(1.9)	—	(0.3)	—	4.3	—	0.2	2.3
Revenue – Rebased	$358.6	$190.4	$112.2	$354.1	$138.9	$6.5	$(29.7)	$1,131.0

Reported percentage change	—%	(1)%	(2)%	(12)%	8%	(31)%	N.M.	(3)%

Rebased percentage change	—%	(1)%	(2)%	(13)%	5%	(31)%	N.M.	(4)%
N.M. – Not Meaningful.

	Nine months ended September 30, 2023
	C&W Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	Corporate	Intersegment eliminations	Total
	In millions

Revenue – Reported	$1,070.6	$536.5	$339.8	$1,064.2	$399.0	$18.5	$(81.1)	$3,347.5
Rebase adjustment:
Acquisition	—	—	—	2.9	—	—	—	2.9
Foreign currency	(4.3)	—	5.3	—	23.2	—	0.2	24.4
Revenue – Rebased	$1,066.3	$536.5	$345.1	$1,067.1	$422.2	$18.5	$(80.9)	$3,374.8

Reported percentage change	2%	3%	(1)%	(11)%	12%	(16)%	N.M.	(1)%

Rebased percentage change	2%	3%	(2)%	(12)%	5%	(16)%	N.M.	(2)%
N.M. – Not Meaningful.

The following tables set forth the reconciliation from reported Adjusted OIBDA to rebased Adjusted OIBDA and related change calculations.

	Three months ended September 30, 2023
	C&W Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	Corporate	Total
	In millions

Adjusted OIBDA – Reported	$150.4	$58.5	$64.2	$116.4	$49.9	$(11.0)	$428.4
Rebase adjustment:
Acquisition	—	—	—	0.3	—	—	0.3
Foreign currency	(0.9)	—	0.1	—	1.6	—	0.8
Adjusted OIBDA – Rebased	$149.5	$58.5	$64.3	$116.7	$51.5	$(11.0)	$429.5

Reported percentage change	5%	17%	(8)%	(24)%	2%	(96)%	(6)%

Rebased percentage change	5%	17%	(8)%	(24)%	(1)%	(96)%	(6)%

	Nine months ended September 30, 2023
	C&W Caribbean	C&W Panama	Liberty Networks	Liberty Puerto Rico	Liberty Costa Rica	Corporate	Total
	In millions

Adjusted OIBDA – Reported	$436.9	$161.0	$200.0	$381.6	$145.2	$(55.0)	$1,269.7
Rebase adjustment:
Acquisition	—	—	—	0.3	—	—	0.3
Foreign currency	(1.9)	—	0.9	—	8.3	—	7.3
Adjusted OIBDA – Rebased	$435.0	$161.0	$200.9	$381.9	$153.5	$(55.0)	$1,277.3

Reported percentage change	7%	18%	(9)%	(40)%	12%	(12)%	(8)%

Rebased percentage change	7%	18%	(10)%	(40)%	6%	(12)%	(9)%
N.M. – Not Meaningful.
The following table sets forth the reconciliation from reported revenue by product for our C&W Caribbean segment to rebased revenue by product and related change calculations.

	Three months ended September 30, 2023
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$129.1	$102.3	$231.4	$129.1	$360.5
Rebase adjustment:
Foreign currency	(0.7)	(0.6)	(1.3)	(0.6)	(1.9)
Revenue by product – Rebased	$128.4	$101.7	$230.1	$128.5	$358.6

Reported percentage change	(3)%	7%	1%	(3)%	—%

Rebased percentage change	(3)%	7%	2%	(2)%	—%

The following table sets forth the reconciliation from reported revenue by product for our Liberty Puerto Rico segment to rebased revenue by product and related change calculations.

	Three months ended September 30, 2023
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Other revenue	Total revenue
	In millions

Revenue by product – Reported	$128.2	$158.1	$286.3	$56.8	$8.1	$351.2
Rebase adjustment:
Acquisition	—	2.9	2.9	—	—	2.9
Revenue by product – Rebased	$128.2	$161.0	$289.2	$56.8	$8.1	$354.1

Reported percentage change	(4)%	(21)%	(13)%	(5)%	(23)%	(12)%

Rebased percentage change	(4)%	(22)%	(14)%	(5)%	(24)%	(13)%

Non-GAAP Reconciliation for Consolidated Leverage Ratios
We have set forth below our consolidated leverage and net leverage ratios. Our consolidated leverage and net leverage ratios (Consolidated Leverage Ratios), each a non-GAAP measure, are defined as (i) the principal amount of debt and finance lease obligations less cash and cash equivalents and restricted cash related to debt divided by (ii) last two quarters of annualized Adjusted OIBDA. We generally use Adjusted OIBDA for the last two quarters annualized when calculating our Consolidated Leverage Ratios to maintain as much consistency as possible with the calculations established by our debt covenants included in the credit facilities or bond indentures for our respective borrowing groups, which are predominantly determined on a last two quarters annualized basis. For purposes of these calculations, adjusted total debt and finance lease obligations is measured using swapped foreign currency rates. We believe our consolidated leverage and net leverage ratios are useful because they allow our investors to consider the aggregate leverage on the business inclusive of any leverage at the Liberty Latin America level, not just at each of our operations. Investors should view consolidated leverage and net leverage as supplements to, and not substitutes for, the ratios calculated based upon measures presented in accordance with U.S. GAAP. Reconciliations of the numerator and denominator used to calculate the consolidated leverage and net leverage ratios as of September 30, 2024 and June 30, 2024 are set forth below:

	September 30, 2024		June 30, 2024
	in millions, except leverage ratios

Total debt and finance lease obligations	$8,155.9		$8,080.7
Discounts, premiums and deferred financing costs, net	55.6		55.6
Adjusted total debt and finance lease obligations	8,211.5		8,136.3
Less:
Cash and cash equivalents	588.6		598.6
Restricted cash related to debt[1]	13.0		13.0
Net debt and finance lease obligations	$7,609.9		$7,524.7

Operating income[2]:
Operating income for the three months ended March 31, 2024	N/A		$92.8
Operating income for the three months ended June 30, 2024	$110.8		110.8
Operating income (loss) for the three months ended September 30, 2024	(379.6)		N/A
Operating income (loss) – last two quarters	$(268.8)		$203.6
Annualized operating income (loss) – last two quarters annualized	$(537.6)		$407.2
Adjusted OIBDA[3]:
Adjusted OIBDA for the three months ended March 31, 2024	N/A		$374.2
Adjusted OIBDA for the three months ended June 30, 2024	$389.1		389.1
Adjusted OIBDA for the three months ended September 30, 2024	403.1		N/A
Adjusted OIBDA – last two quarters	$792.2		$763.3
Annualized Adjusted OIBDA – last two quarters annualized	$1,584.4		$1,526.6

Consolidated debt and finance lease obligations to operating income (loss) ratio	(15.3)	x	20.0	x
Consolidated net debt and finance lease obligations to operating income (loss) ratio	(14.2)	x	18.5	x
Consolidated leverage ratio	5.2	x	5.3	x
Consolidated net leverage ratio	4.8	x	4.9	x
N/A – Not Applicable.
1.Amount relates to restricted cash at Liberty Puerto Rico that serves as collateral against certain letters of credit associated with the funding received from the FCC to continue to expand and improve our fixed network in Puerto Rico.

2.Operating income or loss is the closest U.S. GAAP measure to Adjusted OIBDA, as discussed in Adjusted OIBDA above. Accordingly, we have presented consolidated debt and finance lease obligations to operating income and consolidated net debt and finance lease obligations to operating income as the most directly comparable financial ratios to our non-GAAP consolidated leverage and consolidated net leverage ratios.
3.Adjusted OIBDA is a non-GAAP measure. See Adjusted OIBDA above for reconciliation of Adjusted OIBDA to the nearest U.S. GAAP measure for the three months ended September 30, 2024. A reconciliation of our operating income to Adjusted OIBDA for the three months ended June 30, 2024 and March 31, 2024 is presented in the following table:

	Three months ended
	June 30, 2024	March 31, 2024
	in millions

Operating income	$110.8	$92.8
Share-based compensation and other Employee Incentive Plan-related expense	16.0	27.0
Depreciation and amortization	236.7	247.8
Impairment, restructuring and other operating items, net	25.6	6.6
Adjusted OIBDA	$389.1	$374.2

Non-GAAP Reconciliations for Our Borrowing Groups
The financial statements of each of our borrowing groups are prepared in accordance with U.S. GAAP. We include certain financial measures for our C&W, Liberty Puerto Rico and Liberty Costa Rica borrowing groups in this press release that are considered non-GAAP measures, including: (i) Adjusted OIBDA; (ii) Adjusted OIBDA Margin; (iii) Proportionate Adjusted OIBDA, (iv) rebased revenue and (v) rebased Adjusted OIBDA.
Adjusted OIBDA is defined as operating income or loss before share-based compensation and other Employee Incentive Plan-related expense, depreciation and amortization, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Proportionate Adjusted OIBDA is defined as Adjusted OIBDA less the noncontrolling interests' share of Adjusted OIBDA. We believe these measures at the borrowing group level are useful to investors because they are one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measures may not be directly comparable to similar measures used by other public companies. These measures should be viewed as measures of operating performance that are a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income.

A reconciliation of C&W's operating income to Adjusted OIBDA and Proportionate Adjusted OIBDA is presented in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
	in millions

Operating income	$94.4	$90.2	$272.8	$205.0
Share-based compensation and other Employee Incentive Plan-related expense	5.7	6.4	20.1	20.3
Depreciation and amortization	149.4	148.5	445.9	446.7
Related-party fees and allocations	21.6	21.0	69.6	64.6
Impairment, restructuring and other operating items, net	15.4	7.3	29.2	61.5
Adjusted OIBDA	286.5	273.4	837.6	798.1
Noncontrolling interests' share of Adjusted OIBDA	48.6	42.7	140.4	120.6
Proportionate Adjusted OIBDA	$237.9	$230.7	$697.2	$677.5
A reconciliation of Liberty Puerto Rico's operating income (loss) to Adjusted OIBDA is presented in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
	in millions

Operating income (loss)	$(486.6)	$48.4	$(515.1)	$165.5
Share-based compensation and other Employee Incentive Plan-related expense	1.0	2.4	5.4	5.9
Depreciation and amortization	61.2	52.1	186.0	166.8
Related-party fees and allocations	9.0	13.0	35.0	37.5
Impairment, restructuring and other operating items, net	503.6	0.5	517.1	5.9
Adjusted OIBDA	$88.2	$116.4	$228.4	$381.6
A reconciliation of Liberty Costa Rica's operating income to Adjusted OIBDA is presented in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
	CRC in billions

Operating income	12.9	16.0	44.5	37.4
Share-based compensation and other Employee Incentive Plan-related expense	0.2	0.5	0.6	0.8
Depreciation and amortization	13.2	12.7	37.7	39.1
Related-party fees and allocations	0.3	0.4	1.0	1.0
Impairment, restructuring and other operating items, net	—	(2.7)	0.2	1.1
Adjusted OIBDA	26.6	26.9	84.0	79.4

The following table sets forth the reconciliations from reported revenue for our C&W borrowing group to rebased revenue and related change calculations:

	Three months ended September 30, 2023	Nine months ended September 30, 2023
	in millions

Revenue – Reported	$640.9	$1,882.6
Rebase adjustment:
Foreign currency	(2.1)	1.1
Revenue – Rebased	$638.8	$1,883.7

Reported percentage change	(1)%	2%

Rebased percentage change	—%	2%
The following table sets forth the reconciliation from Adjusted OIBDA for our C&W borrowing group to rebased Adjusted OIBDA and related change calculations:

	Three months ended September 30, 2023	Nine months ended September 30, 2023
	in millions

Adjusted OIBDA – Reported	$273.4	$798.1
Rebase adjustment:
Foreign currency	(0.9)	(1.2)
Adjusted OIBDA – Rebased	$272.5	$796.9

Reported percentage change	5%	5%

Rebased percentage change	5%	7%